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                                                                    EXHIBIT 23.5


                              ACCOUNTANTS' CONSENT



THE BOARD OF DIRECTORS
HIGHWOODS PROPERTIES, INC.:


     We consent to the incorporation by reference in Amendment No. 2 to the registration statements (No. 333-3890 and 333-3890-01) on Form S-3 of Highwoods Properties, Inc. and Highwoods/Forsyth Limited Partnership of our report dated March 4, 1996, with respect to the consolidated balance sheet of Crocker Realty Trust, Inc. as of December 31, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995, and our report dated February 3, 1995 with respect to the balance sheets of Crocker Realty Investors, Inc. as of December 31, 1994 and 1993, and the related statements of operations, stockholders' equity and cash flows for the years then ended, and our report dated February 23, 1995 with respect to the balance sheet of Crocker & Sons, Inc. as of December 31, 1994, and the related statements of operations, stockholders' equity and cash flows for the year then ended which reports appear in the Form 8-K/A of Highwoods Properties, Inc. dated April 29, 1996, as amended on June 3, 1996 and June 18, 1996. We also consent to the reference to our firm under the heading "Experts" in the prospectus that is a part of the registration statement (No. 333-3890 and 333-3890-01).



KPMG PEAT MARWICK, LLP



Fort Lauderdale, Florida
June 18, 1996